Exhibit 10.9


                        SETTLEMENT AGREEMENT AND RELEASE

      This Settlement Agreement and Release ("Settlement Agreement") is made by and between Congoleum Corporation ("Congoleum") and Liberty Mutual Insurance Company ("Liberty"), each as defined herein. Each of Congoleum and Liberty is referred to herein as a "Party," and Congoleum and Liberty are referred to collectively herein as the "Parties."

                                    RECITALS

      The Recitals are made an integral part of this Settlement Agreement and are binding on all Parties, as applicable, now and hereafter:

      WHEREAS, numerous "Asbestos Claims" (as defined herein) have been asserted against Congoleum; and

      WHEREAS, Liberty issued or allegedly issued to Congoleum certain policies of general liability insurance including, but not limited to, the policies identified on Attachment A hereto, which is expressly incorporated herein (the "Subject Policies," as defined herein); and

      WHEREAS, some of the Subject Policies are subject to retrospective premium and deductible plans; and

      WHEREAS, Congoleum has asserted that Liberty is obligated under certain of the Subject Policies to make liability payments and pay defense costs in connection with Asbestos Claims; and

      WHEREAS, there is a dispute between the Parties regarding their respective rights and obligations with respect to insurance coverage for Asbestos Claims; and

      WHEREAS, on or about April 29, 2002, the Parties entered into an Agreement of Settlement And Release and an Agreement With Respect To Future Bodily Injury Claims (collectively, the "2002 Agreements"); and
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      WHEREAS, the Parties intend to enter into an agreement that satisfies and fulfills all obligations under the 2002 Agreements without impairing the releases provided in said agreements; and

      WHEREAS, the "Plan Proponents" (as defined herein) filed the Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Congoleum Corporation, et al. dated October 27, 2003, as amended; and

      WHEREAS, on or about December 31, 2003 Congoleum filed reorganization Case No. 03-51524 (KCF) pursuant to chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of New Jersey (the "Chapter 11 Case"), and Congoleum continues to operate its business as a debtor and a debtor in possession; and

      WHEREAS, on or about September 15, 2001 certain insurers filed an action against Congoleum in the Superior Court of New Jersey, Law Division, Middlesex County. The parties to that action were subsequently realigned such that Congoleum was designated the plaintiff and its insurers, including Liberty, the defendants and the action is styled Congoleum Corporation v. ACE American Insurance Company, et al., Docket No. MID-L-8908-01 (the "Coverage Action"); and

      WHEREAS, on or about May 18, 2004, the Plan Proponents filed with the Bankruptcy Court the Second Modified Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al. (the "Second Modified Plan"); and

      WHEREAS, Congoleum seeks, among other relief, a declaration that Liberty is obligated under certain of the Subject Policies to make liability payments and pay defense costs in connection with Asbestos Claims; and


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

        WHEREAS, the Parties now wish to enter into an agreement, as set forth below, to fully and finally resolve between them all coverage disputes or alleged entitlements to insurance coverage or retrospective premiums for Asbestos Claims;

        NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein, and intending to be legally bound hereby, subject to the entry of the "Approval Order" (as defined herein), the Parties do hereby agree as follows:

                                    AGREEMENT

I. DEFINITIONS

      Solely for purposes of this Settlement Agreement, the following definitions apply to the capitalized terms herein wherever those terms appear in this Settlement Agreement, including the prefatory paragraph, recitals, the sections below and any attachments hereto. Capitalized terms in the prefatory paragraph, recitals, and in the sections below have the meanings ascribed to them therein to the extent they are not otherwise defined in this Definitions section. Capitalized terms that are not defined in this Settlement Agreement are given the meanings designated in the Second Modified Plan. Moreover, each defined term stated in the singular shall include the plural and each defined term stated in the plural shall include the singular. The word "including" means "including but not limited to."

      A. "Approval Order" means an order of the Bankruptcy Court or the District Court exercising its original bankruptcy jurisdiction, substantially in the form of Attachment B hereto, approving this Settlement Agreement and the compromise and settlement memorialized herein between and among the Parties.

      B. "Asbestos Claims" means any and all past, present and future claims, demands, actions, suits, proceedings, notices of partial or total responsibility, whether presently known or unknown, that seek compensatory, punitive or statutory damages, declaratory judgment, injunctive relief, medical monitoring, or any other form of relief whatsoever, on account of alleged bodily injury, personal injury, fear of future injury, medical monitoring, mental injury or anguish, emotional distress, shock, sickness, disease, or any other illness or condition, death, property damage, loss of use of property, or


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

            diminution in the value of property arising from alleged, potential or actual exposure of any type or nature whatsoever to asbestos, an asbestos-containing product, and/or any other substance, product, matter or material in any form or state that contains or is alleged to contain asbestos, either alone or in combination with any other substance. The term "Asbestos Claims" also includes, without limitation, claims or suits alleging in whole or in part exposure to asbestos and/or asbestos containing products in addition to any other substance, chemical, pollutant, waste, or material of any nature as well as claims that involve, in whole or in part, alleged exposure to asbestos or asbestos containing products relating to or arising out of or from the installation, removal, manufacture, distribution, sale, re-sale, existence or presence (whether on premises owned or controlled by Congoleum or otherwise) of asbestos or an asbestos-containing product, either alone or in combination with any other substance. The term "Asbestos Claims" also includes the definitions of the following terms, as set forth in Section 1.2 of the Second Modified Plan: ABI Asbestos Claim, Asbestos Personal Injury Claim, Asbestos Property Damage Claim, Asbestos Property Damage Contribution Claim, Indirect Asbestos Claim, and Unknown Asbestos Claim. Notwithstanding anything to the contrary herein, the term "Asbestos Claims" does not include any Claims for property damage brought by any Governmental Unit, including, but not limited to, the United States of America, under applicable Environmental Laws where such Claims fall outside the scope of the "products" or "completed operations" hazards of the Subject Policies (as those terms are defined in the Subject Policies).

      C. "Claim" means (1) "Claim" as that term is defined in the United States Bankruptcy Code, 11 U.S.C. ss. 101(5); (2) Demand; or (3) any claim, whether past, present or future, known or unknown, asserted or unasserted, foreseen or unforeseen, fixed or contingent, or direct or indirect, and whether in law, equity, admiralty or otherwise (including any claim (a) arising out of, related to or involving asbestos or any other substance, product, matter or material in any form or state, any cumulative or other injury or damage, any activity, operation, premises, or exposure or any alleged bad faith, fraud, misrepresentation, non-disclosure, breach of fiduciary duty, conspiracy, or extra-contractual or tort liability; (b) for damages, indemnity or defense obligations, insurance premiums (whether retrospectively rated or otherwise), deductibles, self-insured retentions, costs, expenses, contribution or subrogation; or (c) pursuant to or under a contract, other agreement, promise, representation or warranty or pursuant to any direct action or statutory or regulatory right of action), assertion of right, complaint, cross-complaint, counterclaim, affirmative defense, writ, demand, inquiry, request, suit, lawsuit, liability, action, cause of action, administrative proceeding, governmental action, order, judgment, settlement, lien, loss, cost or expense.

      D. "Confirmation Order" means an order entered on the Confirmation Date by the Court in the Chapter 11 Case confirming the "Plan" (as defined herein).


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

      E. "Congoleum" means Congoleum Corporation, a Delaware corporation with its principal place of business in Mercerville, New Jersey.

      F. "Congoleum-Releasees" means (i) Congoleum Corporation; (ii) each of their respective parents, subsidiaries, divisions, holding companies, merged companies, acquired companies, predecessors-in-interest, successors-in-interest and assigns, solely in their capacities as such; and (iii) the directors, members, officers, shareholders, agents and employees of the foregoing, solely in their capacities as such.

      G. "Creditors' Committee" means the Official Committee of Unsecured Asbestos Claimants initially appointed by the United States Trustee in the Reorganization Cases on or about April 21, 2004.

      H. "Execution Date" means the earliest date on which this Settlement Agreement has been signed by all of the Parties.

      I. "FR" means the Futures Representative appointed pursuant to the Bankruptcy Court's February 18, 2004 Order in the Chapter 11 Case, solely in his capacity as such.

      J. "Final Order" means an order as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, rehear or reconsider shall have been waived in writing by the Entity possessing such right, or, in the event that an appeal, writ of certiorari, or reargument, rehearing or reconsideration thereof has been sought, such order shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied or from which reargument, rehearing or reconsideration was sought, and the time to take any further appeal, petition for certiorari, or move for reargument, rehearing or reconsideration shall have expired.

      K.    "Liberty" means Liberty Mutual Insurance Company.

      L. "Liberty-Releasees" means (i) Liberty Mutual Insurance Company; (ii) its parents, subsidiaries, divisions, holding companies, merged companies, acquired companies, predecessors-in-interest, successors-in-interest and assigns, solely in their capacities as such; and (iii) each of the directors, officers, shareholders, agents and employees of the foregoing, solely in their capacities as such.

      M. "Plan" means the Second Modified Plan, as such Second Modified Plan may be further modified from time to time in accordance with the terms thereof; provided, however, that (i) such modifications are consistent with the terms of this Settlement Agreement, and (ii) the Second Modified Plan, as so further modified, provides an injunction at least as broad and inclusive as the "Asbestos Channeling


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

               Injunction" (as defined in the Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al., as of October 27, 2003) that applies to "Settling Asbestos Insurance Companies" (as defined in the Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of Congoleum Corporation, et al., as of October 27, 2003).

      N. "Plan Effective Date" means the first Business Day after the date on which all of the conditions precedent to the effectiveness of the Plan specified in the Plan have been satisfied or waived, or, if a stay of the Confirmation Order is in effect on such date, the first Business Day after the expiration, dissolution, or lifting of such stay.

      O. "Plan Proponents" means the Debtors in the Chapter 11 cases jointly administered under Case No. 03-51524 (KCF) in the United States Bankruptcy Court for the District of New Jersey.

      P. "Pre-Petition Asbestos Claimants' Committee" means the unofficial committee of the representatives of holders of Asbestos Personal Injury Claims (as defined in the Plan), which committee consists of the following representatives of the holders of Asbestos Personal Injury Claims: Perry Weitz, Esquire, Joseph Rice, Esquire, Steven Kazan, Esquire, Russell Budd, Esquire, Bryan Blevins, Esquire, John Cooney, Esquire and Matt Bergmann, Esquire.

      Q.    "Settlement Amount" means the sum of $15,400,000.

      R. "Subject Policies" means the insurance policies listed on Attachment A to this Settlement Agreement and any insurance policy issued or allegedly issued by Liberty providing general liability coverage to Congoleum or under which Congoleum is an insured. The term "Subject Policies" also includes any insurance policy providing general liability coverage issued or allegedly issued by Liberty to a predecessor of Congoleum's resilient flooring operations at any time prior to 1955, including but not limited to (1) policies allegedly issued to Congoleum-Nairn, Incorporated; and (2) any policy issued prior to January 1, 1955 of which the 1955 Liberty policy listed on Attachment A is allegedly a renewal.

      S. "Trigger Date" means the day on which the Approval Order becomes a Final Order.

II. PAYMENT BY LIBERTY

      A. Liberty will pay a total of amount of $15,400,000 (the "Settlement Amount"), net of the $2.65 million offset referred to in sub-paragraph III.C.c below, in two installments, as set forth in this Section II.


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

      B. Within five (5) Business Days after the Approval Order becomes a Final Order, Liberty will make an initial payment of $14,450,000 to the Congoleum bankruptcy estate.

      C. Liberty will make the final payment of $950,000 to the Plan Trust (or as the Court otherwise instructs) on or before the later of five (5) Business Days after Congoleum provides Liberty with written notice that (i) the Plan has become effective or (ii) the Confirmation Order has become a Final Order, provided that, in either case, the Asbestos Channeling Injunction has become effective and additional injunctive protection for Liberty as set forth in
Section III.C herein has also become effective. Said notice shall include direction as to how the final payment of $950,000 is to be transmitted to the Plan Trust or the Person or Entity to whom the Court otherwise instructs payment be made. Liberty, however, may unilaterally waive any conditions to making this payment and may seek injunctions from the Court if the Plan Trust is not established.

      D. The Parties recognize that federal legislation has been proposed with respect to asbestos-related Claims. In the event that the effective date of such legislation pre-dates the date when a payment under this Settlement Agreement would be required and either (i) such legislation permits payments made by Liberty in connection with Asbestos Claims and pursuant to this Settlement Agreement to be credited toward the payment obligations imposed under such legislation, then any payments remaining due from Liberty under this Settlement Agreement shall be made pursuant to Paragraphs II.B and II.C of this Settlement Agreement; or (ii) such legislation does not permit payments made by Liberty in connection with Asbestos Claims and pursuant to this Settlement Agreement to be credited toward the payment obligations imposed under such legislation, then Liberty shall only be required to make payments in the manner prescribed by such legislation to whatever fund is established pursuant to such legislation, and


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

shall not be required to make payment pursuant to Paragraphs II.B and II.C of this Settlement Agreement. In either event, payments made by Liberty pursuant to the provisions of such legislation, whether or not expressly made with respect to Congoleum or its Asbestos Claims, shall be deemed to satisfy the payment obligations imposed on Liberty by this Settlement Agreement and shall be deemed an irrevocable payment in full by Liberty of the Settlement Amount pursuant to this Section II so as to trigger the termination of policy rights and releases in Section IV of this Settlement Agreement. In the event that such legislation contains a provision allowing credits to insurers for payments made with respect to Asbestos Claims, all payments made pursuant to this Settlement Agreement shall be deemed to have been made in a manner to entitle Liberty to such credits.

      E. Liberty's payment of the Settlement Amount is in addition to any and all payments paid by Liberty to or for the benefit of Congoleum prior to the Execution Date (the "Prior Payments"). Any and all payments by Liberty under, arising out of, related to, or involving the Subject Policies, including the Prior Payments and the Settlement Amount, are deemed final and irrevocable payments.

      F. Liberty will not seek reimbursement from any Entity of any payments Liberty is obligated to make under this Settlement Agreement, or any other payments Liberty has made or is obligated to make to or for the benefit of Congoleum under the Subject Policies and/or the 2002 Agreements (including, without limitation, the Prior Payments), whether by way of a claim for contribution, subrogation, indemnification, reimbursement or otherwise from anyone other than Liberty's reinsurers in their capacity as reinsurers of Liberty. Congoleum shall use its reasonable best efforts to obtain agreements similar to those contained in this Paragraph II.F from all insurers with which it settles. Any failure of Congoleum to obtain from one or more such insurers,


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

agreements similar to those contained in this Paragraph II.F shall not constitute a breach of this Settlement Agreement.

      G. In the event that any insurer of Congoleum obtains a binding arbitration award or final judgment entitling it to obtain a sum certain from Liberty as a result of said insurer's claim for contribution, subrogation, indemnification, reimbursement or other similar claim, against Liberty for Liberty's alleged share or equitable share of the defense and/or indemnity of Congoleum for any Claims released pursuant to this Settlement Agreement, Congoleum and the Plan Trust, as the case may be, shall voluntarily reduce the amount of any final judgment or settlement payment that they have obtained or may obtain from such other insurer by the amount of such other insurer's binding arbitration award or final judgment awarded against Liberty in connection with such contribution, subrogation, indemnification or other similar claim.

      H. Congoleum will not seek to recover from any other of its insurers any portion of the $2,649,310.00 retrospective premium adjustment and/or deductibles encompassed in the 2002 Agreements or any other premiums or deductibles previously paid by Congoleum to Liberty on account of Asbestos Claims.

III. BANKRUPTCY OBLIGATIONS

      A. In consideration for Liberty's promises and covenants hereunder, (i) the Plan Proponents shall designate Liberty as a Settling Asbestos Insurance Company (entitled to all of the rights and protections of Settling Asbestos Insurance Companies under the Plan) in the schedule of Settling Asbestos Insurance Companies filed by the Plan Proponents prior to the Confirmation Date, pursuant to the Plan; and (ii) Congoleum shall use its reasonable best efforts to file, within ten (10) business days of the Execution Date, a motion pursuant


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

to Federal Rule of Bankruptcy Procedure 9019 seeking entry of the Approval Order, and Liberty will support Congoleum's efforts to obtain such approval.

      B. In the event any Claim released under the Subject Policies pursuant to this Settlement Agreement, or that is subject to the Asbestos Channeling Injunction or any other injunction protection provided for in the Plan or Confirmation Order, is brought against Liberty, then Congoleum will cooperate with Liberty in establishing that Liberty is a Settling Asbestos Insurance Company entitled to the protections afforded such Settling Asbestos Insurance Companies under the Plan.

      C. Liberty will not object to or oppose confirmation of the Plan (or of any subsequently modified plan(s) of reorganization in the Chapter 11 Case), and Liberty will not appeal the Confirmation Order provided that the Plan does not in any way impair, diminish or detract from the benefit to Liberty of this Settlement Agreement and provided further that the Approval Order includes:

      1. a provision that, within ten (10) days of the entry of the Approval Order, the Debtor shall file an amendment to the Plan stating that any right, claim or cause of action that an Asbestos Insurance Company may have been entitled to assert against a Settling Asbestos Insurance Company based on or relating to Asbestos Claims shall be channeled to and become a right, claim or cause of action against the Plan Trust and not against the Settling Asbestos Insurance Company in question and that all persons, including any Asbestos Insurance Company, shall be enjoined from asserting any such right,


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

            claim or cause of action against a Settling Asbestos Insurance Company, including Liberty Mutual Insurance Company, which company shall be protected by injunction from assertion against it, by an Asbestos Insurance Company, of any Asbestos Claims; and

      2.    findings that:

            a. Liberty's initial $14.45 million payment required under Paragraph II.B of the Settlement Agreement satisfies and extinguishes in full Liberty's obligation for Asbestos Claims under the Subject Policies.

            b. Liberty's initial $14.45 million payment shall be made to the Congoleum bankruptcy estate. The proceeds of Liberty's initial $14.45 million payment shall thereafter be paid only:

                  (1) for or on account of Asbestos Claims and/or to reimburse Congoleum for costs of defense, judgments or settlements previously paid for or on account of Asbestos Claims; and

                  (2) pursuant to a Final Order of the Bankruptcy Court approving disbursement of the funds or, if pursuant to the Plan, a Final Order of the District Court affirming or issuing the Plan.

            c. As part of the Settlement Agreement, Liberty Mutual is effecting an offset of approximately $2.65 million in retrospective premiums, which amount Liberty is entitled to offset in full against obligations under the Subject Policies.

            d. Adequate notice of the Debtor's Motion for Approval of Settlement Agreement Between Congoleum Corporation and Liberty Mutual Insurance Company (the "Motion") and of the hearing on the Motion was given by mailing a copy of the Motion and notice of the hearing on the Motion to: (i) the Creditors' Committee and its members; (ii) the FR and the counsel for the FR; (iii) all other Persons or Entities, including but not limited to Congoleum's insurers, that, as of the date the Motion was filed, had filed a notice of appearance and demand for service of papers in the Debtor's Chapter 11 Case; and
                  (iv) all known holders of Asbestos Claims including (a) all such claimants who are participating claimants under the Settlement Between Congoleum Corporation and Various Asbestos Claimants attached as Exhibit E to the Disclosure Statement with respect to the Plan, (b) all such claimants or counsel for claimants who have voted on the Plan or requested Proof of Claim Forms at least five (5) days prior to the Hearing, and
                  (c) all such claimants who, as of at least five (5) days prior


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                  to the Hearing, became known through filing of a Proof of
                  Claim or otherwise.

            e. Notice to an attorney for the holder of an Asbestos Claim constitutes notice to the claimant for purposes of this Settlement Agreement.

            f. Notice of the Settlement Agreement, the Motion and the Hearing is sufficient to bind the Creditors' Committee and its members, all known creditors and claimants, the FR and all future claimants and demand holders whose interests are represented by the FR, and all other Persons or Entities, including but not limited to Congoleum's insurers, that, as of the date the Motion was filed, had filed a notice of appearance and demand for service of papers in the Debtor's Chapter 11 Case.

            g. The Approval Order and each of its Findings and Conclusions are binding upon the Creditors' Committee and its members, all known creditors and claimants, the FR and all future claimants and demand holders whose interests are represented by the FR, and all other Persons or Entities, including but not limited to Congoleum's insurers, that, as of the date the Motion was filed, had filed a notice of appearance and demand for service of papers in the Debtor's Chapter 11 Case.

      D. Liberty will not assert in any proceeding that any Claim allowed or paid by the Plan Trust is not an Asbestos Claim. Promptly following the Approval Order becoming a Final Order, each Party will (i) withdraw any and all outstanding discovery requests; and (ii) not serve any discovery requests in the Congoleum's confirmation proceeding, whether directed by Congoleum to Liberty or by Liberty to Congoleum. All such withdrawals shall be without prejudice until the occurrence of the Trigger Date, at which time such withdrawals shall be deemed to be with prejudice.

      E. Upon the occurrence of the Plan Effective Date, all of Congoleum's Asbestos Insurance Rights under this Settlement Agreement shall be assigned to the Plan Trust pursuant to the Plan and the Plan Documents, automatically and without need of further action by any Party or Entity; provided, however, that


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the provisions of Section IV and Paragraph VI.B below shall remain binding on and shall continue to inure to the benefit of Congoleum, and Liberty, and in addition shall be binding on and inure to the benefit of the Plan Trust. The Plan Proponents shall propose to the Bankruptcy Court technical modifications to the Plan providing that the provisions of the Asbestos Insurance Settlement Agreements shall be binding on the Plan Trust with the same force and effect as if the Plan Trust were a party to the Asbestos Insurance Settlement Agreements.

      F. Notwithstanding Paragraph III.E above and subject to Paragraph III.G below, this Settlement Agreement, except for the provisions in Paragraph III.G and Sections I and V herein, shall become null and void upon the occurrence of any of the following contingencies: (i) the entry of an order by the Bankruptcy Court (or the District Court exercising its original bankruptcy jurisdiction) denying approval of the Settlement Agreement; (ii) the entry of an order by the Bankruptcy Court (or the District Court exercising its original bankruptcy jurisdiction) converting the Chapter 11 Case into a Chapter 7 case or dismissing the Chapter 11 Case prior to the Approval Order becoming a Final Order; (iii) the failure of the Bankruptcy Court (or the District Court exercising its original bankruptcy jurisdiction) to find in the Approval Order that the initial $14,450,000 payment required under Paragraph II.B above, satisfies in full and extinguishes Liberty's obligation for Asbestos Claims under the Subject Policies or to make any of the other findings set forth in Section III above; or (iv) if the Approval Order does not provide for the injunction protection specified in Paragraph III.C to be included in the Plan and the Plan is not so amended within ten (10) days of the entry of, and in conjunction with, the Approval Order.


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      G. Notwithstanding anything in this Settlement Agreement to the contrary, solely in the event that this Settlement Agreement becomes null and void pursuant to Paragraph III.F above, this Settlement Agreement, except for the provisions in this Paragraph III.G and Sections I and V herein, shall be vitiated and shall be a nullity, but this Settlement Agreement shall not impair the rights, obligations and releases of the Parties under the 2002 Agreements.

      H. No ruling, proceeding or other matter in connection with the Plan or the Chapter 11 Case will impair, affect or modify the Parties' rights or obligations under this Settlement Agreement, and Congoleum shall exercise reasonable best efforts to ensure that the Confirmation Order will expressly so affirm.

IV. TERMINATION OF POLICY RIGHTS AND RELEASE

      Effective immediately upon the irrevocable payment in full by Liberty of the Settlement Amount pursuant to Section II above:

      A. Solely with respect to the Asbestos Claims, Congoleum forever releases, on behalf of itself and its successors and assigns, the Liberty-Releasees from
(i) any and all Claims of Congoleum against any Liberty Releasee under the Subject Policies; and/or (ii) any and all liabilities to Congoleum of any Liberty Releasee under the Subject Policies, including without limitation, all liabilities arising out of: (a) the Subject Policies, (b) the 2002 Agreements,
(c) any indemnification obligations, or (d) any Claims made in the Chapter 11 Case.

      B. Solely with respect to the Asbestos Claims, Liberty forever releases, on behalf of itself and its successors and assigns, the Congoleum-Releasees from
(i) any and all Claims of Liberty against any Congoleum-Releasee under the Subject Policies, and/or (ii) any and all liabilities to Liberty of any Congoleum-Releasee under the Subject Policies, including without limitation, all


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

liabilities arising out of: (a) the Subject Policies, (b) the 2002 Agreements,
(c) any indemnification obligations, or (d) any Claims made in the Chapter 11 Case.

      C. Notwithstanding anything to the contrary in this Section IV, the foregoing release provisions of this Section shall not apply to any rights, obligations, Claims or liabilities under or relating to this Settlement Agreement. Nothing contained in this Settlement Agreement shall adversely affect Congoleum's rights or ability to continue to pursue Claims against any insurer other than Liberty. Further, nothing in this Settlement Agreement is intended to diminish or negate any releases already provided by the Parties to each other under the 2002 Agreements.

      D. Effective immediately upon the irrevocable payment of the initial payment of $14.45 million under Section II above, all rights and obligations under the Subject Policies with respect to the Asbestos Claims are extinguished and terminated under the Subject Policies and any obligation of Liberty under the 2002 Agreements is satisfied in full.

V. NO ADMISSIONS BY THE PARTIES; RIGHTS OF THIRD PARTIES

      A. Nothing contained herein is or shall be deemed to be: (i) an admission by Liberty that Congoleum or any other Entity was or is entitled to any insurance coverage under the Subject Policies, or as to the validity of any of the positions that have been or could have been asserted by Congoleum with respect to the Subject Policies; (ii) an admission by Congoleum as to the validity of any of the positions or defenses to coverage that have been or could have been asserted by Liberty with respect to the Subject Policies; (iii) an admission by any Party of any liability whatsoever with respect to Asbestos Claims or other Claims; or (iv) a waiver by Liberty, Congoleum of any position which it may adopt or already has adopted concerning the appropriateness of any bankruptcy process or procedure or any other issue or matter in any other case or proceeding. In entering into this Settlement Agreement, no Party has waived,


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

nor shall be deemed to have waived, modified, or retracted any rights, obligations, privileges or positions it has asserted or might in the future assert in connection with any Claim, matter, insurance policy or Entity outside the scope of this Settlement Agreement.

      B. Except as expressly provided in this Settlement Agreement, the Parties specifically disavow any intention to create rights in third parties (other than the Plan Trust, as provided herein) under or in relation to this Settlement Agreement.

VI. COOPERATION

      A. The Parties shall use their reasonable best efforts to obtain the Approval Order as soon as practicable, which shall contain a finding that this Settlement Agreement is fair, reasonable and adequate, in addition to the other findings set forth in the attached Order.

      B. Each of Congoleum and the Plan Trust (after the Plan Effective Date) shall cooperate with Liberty by providing Liberty with such non-privileged and non-confidential information and documentation as may be in their respective possession, custody or control that Liberty may reasonably request to enable Liberty to respond to any requests or requirements from Liberty's auditors, regulators, reinsurers, and/or reinsurance intermediaries; provided, however, that any and all such cooperation shall be at the sole expense of Liberty.

VII. REPRESENTATIONS AND WARRANTIES

      Each Party represents and warrants that it has authority to execute this Settlement Agreement and to accept this Settlement Agreement as its binding and legal obligation (subject, however, in the case of Congoleum, to the requirement that the Approval Order be entered). The persons signing this Settlement Agreement on behalf of each Party represent and warrant that he or she is authorized to execute this Settlement Agreement (subject, however, in the case of Congoleum, to the requirement that the Approval Order be entered).

VIII. CONFIDENTIALITY

      The Parties agree, subject to any disclosure obligations imposed by law, to hold confidential, and not to disclose to third parties, this Settlement Agreement unless and until Congoleum files a motion seeking entry of an Approval Order. Notwithstanding anything to the contrary in this Section VIII, any Party may disclose this Settlement Agreement at any time (i) to the Party's reinsurers, auditors, regulators, reinsurance intermediaries, creditors, and lenders; or (ii) as required to obtain the necessary court approval of the Settlement Agreement or the Plan in the Chapter 11 Case.

IX. NO-PREJUDICE AND CONSTRUCTION OF AGREEMENT

      A. This Settlement Agreement is the jointly drafted product of arm's-length negotiations between the Parties with the benefit of advice from counsel, and the Parties agree that it shall be so construed. As such, no Party will claim that any ambiguity in this Settlement Agreement shall be construed against any other Party by reason of the identity of the drafter. This Settlement Agreement involves compromises of the Parties' previously stated legal positions and is without prejudice to positions taken by the Parties with regard to other insureds or to other insurers.

      B. The Parties intend and affirm that one of the objectives of this Settlement Agreement is the complete and absolute termination of any and all rights and obligations under the Subject Policies of any nature whatsoever, whether known, unknown or unknowable, arising from or related in any manner to Asbestos Claims, except as otherwise expressly set forth in this Settlement Agreement and that all the terms and conditions of this Settlement Agreement shall be construed by the parties in a manner consistent with this objective.

X. ENTIRE AGREEMENT AND TERM

      A. This Settlement Agreement expresses the entire agreement and understanding between the Parties regarding the subject matter addressed herein; provided, however, that nothing in this Settlement Agreement shall impair, diminish or detract from the mutual releases effected between Liberty and Congoleum in the 2002 Agreements; and provided further that Liberty and Congoleum agree that by fulfilling the obligations of this Settlement Agreement, each has fulfilled all of its obligations under the 2002 Agreements. Except as expressly set forth in this Settlement Agreement, there are no representations, warranties, promises or inducements, whether oral, written, expressed or implied, that in any way affect or condition the validity of this Settlement Agreement or alter its terms. If the facts or law related to the subject matter of this Settlement Agreement are found hereafter to be other than is now believed by any of the Parties, the Parties expressly accept and assume the risk of such possible difference of fact or law and agree that this Settlement Agreement nonetheless shall be and remain effective according to its terms. This Settlement Agreement shall have perpetual existence, except as otherwise provided herein.

      B. The titles and captions contained in this Settlement Agreement are inserted only as a matter of convenience and are for reference purposes only. Such titles and captions are not intended in any way to define, limit, expand, or describe the scope of this Settlement Agreement or the intent of any provision hereof.

XI. NO MODIFICATION

      No change or modification of this Settlement Agreement shall be valid unless it is made in writing and signed by the Parties. In the event that any Party is dissolved or otherwise ceases to exist, the remaining Parties may modify this Settlement Agreement without that Party's consent. After the Plan

Effective Date, any change or modification of this Settlement Agreement will also require the written consent of the Plan Trust.

XII. EXECUTION

      This Settlement Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission, and a faxed signature shall have the same force and effect as an original signature.

XIII. NOTICES

      Any and all statements, communications, or notices to be provided pursuant to this Settlement Agreement shall be in writing and sent by facsimile or by first-class mail, postage prepaid. Such notices shall be sent to the individuals noted below, or to such other individuals as each Party may designate in writing from time to time:

--------------------------------------------------------------------------------
If to Congoleum:                     Howard N. Feist III
                                     Congoleum Corporation
                                     57 River Street
                                     Wellesley, MA  02481-2097
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
With a copy to:                      Saul Ewing LLP
                                     222 Delaware Avenue, Suite 1200
                                     Wilmington, Delaware 19801
                                     Attn: Norman L. Pernick, Esq.
                                           Domenic E. Pacitti, Esq.

                                     and

                                     Gilbert Heintz & Randolph LLP
                                     1100 New York Avenue, N.W.
                                     Washington, D.C. 20005
                                     Attn: Bette Orr, Esq.
--------------------------------------------------------------------------------
If to Liberty Mutual:                Ms. Maureen J. Mulroy
                                     Director of Coverage
                                     Liberty Mutual Insurance Company
                                     Complex & Emerging Risks Claims Department
                                     100 Liberty Way
                                     P. O. Box 1525
                                     Dover, NH 03820

                                     and

                                     Marcia Golden Weiner, Esq.
                                     Liberty Mutual Insurance Company
                                     175 Berkeley Street, 06E
                                     Boston, MA 02117
--------------------------------------------------------------------------------
With a copy to:                      Robert B. Millner, Esq.
                                     Sonnenschein Nath & Rosenthal
                                     Sears Tower, Suite 8000
                                     233 South Wacker Drive
                                     Chicago, Illinois 60606

                                     and

                                     John C. Sullivan, Esq.
                                     Post & Schell, P.C.
                                     Four Penn Center
                                     1600 John F. Kennedy Boulevard
                                     Philadelphia, PA 19103-2808
--------------------------------------------------------------------------------

XIV. NEGOTIATION PRIVILEGE

      Settlement negotiations leading up to this Settlement Agreement and all related discussions and negotiations shall be deemed to fall within the protection afforded to compromises and to offers to compromise pursuant to Rule 408 of the Federal Rules of Evidence and any parallel state law provisions.

XV. MISCELLANEOUS

      The Parties shall execute such instruments, agreements or other documents and take such further actions as may be reasonably required to carry out the provisions of this Settlement Agreement and the transactions contemplated hereby.

      IN WITNESS WHEREOF, this Settlement Agreement, consisting of twenty-one
(21) pages, including the signature page and eight (8) pages of attachments, has been read and signed by the duly authorized representatives of the Parties on the dates set forth below.


                                           CONGOLEUM CORPORATION

                                           By: /s/ Howard N. Feist
                                               ---------------------------------
                                               Name:  Howard N. Feist
                                               Title: Chief Financial Officer
                                               Date:  June 18, 2004


                                           LIBERTY MUTUAL INSURANCE COMPANY

                                           By: /s/ Mark J. Donlevie
                                               ---------------------------------
                                               Name:  Mark J. Donlevie
                                               Title: Vice President
                                               Date:  June 18, 2004

                                  Attachment A
                            Liberty Mutual Policies

              ------------------------------------------------------------------
              Effective Date                 Policy Number
              ------------------------------------------------------------------
              01/01/55-01/01/56              LB-24-914417-55
              ------------------------------------------------------------------
              01/01/56-01/01/57              LP-24-692115-56
              ------------------------------------------------------------------
              01/01/57-01/01/58              LP-6032-900078-37
              ------------------------------------------------------------------
              01/01/58-01/01/59              LP-6032-900078-38
              ------------------------------------------------------------------
              01/01/59-01/01/60              LP-6032-900078-39
              ------------------------------------------------------------------
              01/01/60-01/01/61              LP-632-0041 38-040-93
              ------------------------------------------------------------------
              01/01/61-01/01/62              LP-632-0041 38-041-93
              ------------------------------------------------------------------
              01/01/62-01/01/63              LP-632-0041 38-042-93
              ------------------------------------------------------------------
              01/01/63-01/01/64              LP-632-0041 38-043-93
              ------------------------------------------------------------------
              01/01/64-01/01/65              LP-632-0041 38-044-93
              ------------------------------------------------------------------
              01/01/65-01/01/66              LP-632-0041 38-045-93
              ------------------------------------------------------------------
              01/01/66-01/01/67              LP-632-004138-046-93
              ------------------------------------------------------------------
              01/01/67-01/01/68              LGI-632-0041 38-047-9
              ------------------------------------------------------------------
              01/01/68-01/01/69              LG1-632-0041 38-048-9
              ------------------------------------------------------------------
              01/01/69-01/01/70              LG1-632-0041 38-049-9
              ------------------------------------------------------------------
              01/01/70-01/01/71              LGI-632-0041 38-040-9
              ------------------------------------------------------------------
              01/01/71-01/01/72              LG1-632-004138-041-9
              ------------------------------------------------------------------
              01/01/72-01/01/73              LG1-632-0041 38-042-9
              ------------------------------------------------------------------
              03/01/76-01/01/77              LGI-641-004051-046
              ------------------------------------------------------------------
              01/01/77-01/01/78              LG1-641-004051-047
              ------------------------------------------------------------------
              01/01/78-01/01/79              LG1-641-004051-048
              ------------------------------------------------------------------
              01/01/79-01/01/80              LGI-641-004051-049
              ------------------------------------------------------------------
              01/01/80-01/01/81              LGI-641-004051-040
              ------------------------------------------------------------------
              01/01/81-01/01/82              LGI-612-004157-041
              ------------------------------------------------------------------
              01/01/82-01/01/83              LG1-612-004157-042
              ------------------------------------------------------------------
              01/01/83-01/01/84              LGI-61 2-0041 57-043
              ------------------------------------------------------------------
              01/01/84-01/01/85              LG1-61 2-0041 57-044
              ------------------------------------------------------------------
              01/01/85-01/01/86              LGI-612-004157-045
              ------------------------------------------------------------------
              01/01/86-08/19/86              RG1-612-004157-046
              ------------------------------------------------------------------
              08/19/86-08/19/87              RGI-612-004207-046
              ------------------------------------------------------------------
              06/01/99-06/01/00              TB2-111-253151-0399*
              ------------------------------------------------------------------
              06/01/00-06/01/01              TB2-111-253151-0301*
              ------------------------------------------------------------------
              06/01/01- 06/01/02             TB2-111-253151-031*
              ------------------------------------------------------------------
              06/01/02-06/01/03              TB2-111-253151-032*
              ------------------------------------------------------------------
              06/01/03-06/01/04              TB2-111-253151-033*
              ------------------------------------------------------------------
              06/01/04-06/01/05              TB2-111-253151-034*
              ------------------------------------------------------------------

*     Policies containing asbestos exclusions.